Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2013 RESULTS
Diluted Earnings per Share of $0.51
RAC Acceptance Revenues Increased 47.7%
Cash Flow from Operations of Approximately $173 million Year-to-Date
______________________________________________
Plano, Texas, October 21, 2013 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2013.
Third Quarter 2013 Results
Total revenues for the quarter ended September 30, 2013, were $754.8 million, an increase of $15.5 million from total revenues of $739.3 million for the same period in the prior year. This 2.1% increase in total revenues was primarily due to increases of approximately $40.0 million in the RAC Acceptance segment and approximately $4.1 million in the International segment, partially offset by a decrease of approximately $26.2 million in the Core U.S. segment. For the quarter ended September 30, 2013, same store sales declined 0.8% as compared to the same period in the prior year, primarily attributable to a 5.1% decrease in the Core U.S. segment, partially offset by increases of 29.3% and 33.1% in the RAC Acceptance and International segments, respectively.
Net earnings and net earnings per diluted share for the quarter ended September 30, 2013, were $27.6 million and $0.51, respectively, as compared to $39.9 million and $0.67, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.09 per share in the quarter ended September 30, 2013, and approximately $0.10 per share for the same period in the prior year.
"I am pleased with our progress in building our portfolio of agreements in our Core U.S. business as we surpassed prior-year levels in the third quarter. Traffic remained strong again this quarter with deliveries up 7.3% year-over-year. I am encouraged by the improving trend in this metric as it indicates improving market share. However, continued electronic product deflation coupled with promotional activity in the quarter to attract customers who remain under pressure caused our average revenue per agreement or ticket to be down year-over-year and is the primary reason for our same store sales decline in our Core U.S. segment and the lowering of our 2013 diluted earnings per share guidance to $2.80 to $2.85,” said Mark E. Speese, the Company's Chairman and Chief Executive Officer. “Two consecutive quarters of approximately 7% increase in deliveries gives us confidence in our long-term strategy of improving the results in our Core U.S. segment,” Speese added.
"Our growth initiatives continue to perform very well. RAC Acceptance results are tracking to our new store economic model with revenues of approximately $124 million in the quarter, an increase of close to 48%, and contributing over 16% of our total revenues and over 33% of our total operating profit. Mexico grew revenues over 91% and has met its store opening goal for the year by ending the quarter with 150 locations," Speese continued. “We believe we will continue to exploit the opportunities in our growth initiatives as part of our long-term strategy,” Speese concluded.
Nine Months Ended September 30, 2013 Results
Total revenues for the nine months ended September 30, 2013, were $2,334.6 million, an increase of $10.3 million from total revenues of $2,324.3 million for the same period in the prior year. This 0.4% increase in total revenues was primarily due to increases of approximately $119.8 million in the RAC Acceptance segment and approximately $13.9 million in the International segment, substantially offset by a decrease of approximately $119.2 million in the Core U.S. segment. For the nine months ended September 30, 2013, same store sales declined 2.3% as compared to the same period in the prior year, primarily attributable to a 6.7% decrease in the Core U.S. segment, partially offset by increases of 31.6% and 48.3% in the RAC Acceptance and International segments, respectively.

Net earnings and net earnings per diluted share for the nine months ended September 30, 2013, were $116.1 million and $2.08, respectively, as compared to $136.0 million and $2.28, respectively, for the same period in the prior year. These results include dilution related to the Company's international growth initiatives of approximately $0.23 per share for the nine months ended September 30, 2013, and approximately $0.25 per share for the same period in the prior year.
Through the nine month period ended September 30, 2013, the Company generated cash flow from operations of approximately $172.9 million, while ending the quarter with $52.9 million of cash on hand. Reflecting continued confidence in its strong cash flows by returning cash to stockholders, the Company will pay its 14th consecutive quarterly cash dividend on October 24, 2013.
During the nine month period ended September 30, 2013, the Company repurchased 5,057,458 shares of its common stock for approximately $217.4 million under its common stock repurchase plan. This includes the initial delivery of approximately 4.6 million shares for $200 million pursuant to the previously announced accelerated stock buyback (“ASB”) program, which represents approximately 80% of the shares expected to be purchased in the ASB transaction. The total number of shares that the Company ultimately purchases in the ASB transaction will be determined based on the average of the daily volume-weighted average share price of its common stock over the duration of the ASB transaction, less an agreed discount, and is subject to certain adjustments under the term of the ASB agreement. Final settlement of the ASB transaction is expected to occur in or before February 2014, although the completion date may be accelerated or extended.
To date, the Company has repurchased a total of 36,177,737 shares and has utilized approximately $994.8 million of the $1.25 billion authorized by its Board of Directors since the inception of the plan.
The Company also announced today that its wholly owned subsidiary, ColorTyme, Inc., a franchisor of rent-to-own stores operating under the trade name of “ColorTyme,” changed its name to Rent-A-Center Franchising International, Inc. in connection with an offer to its current franchisees of the opportunity to convert their ColorTyme stores to the Rent-A-Center brand. The Company believes that a unified network of both company-owned and franchised stores operating under the Rent-A-Center name creates a stronger service offering for our customers and leverages our growth efforts to reach more customers.
To facilitate the conversion of ColorTyme branded stores to Rent-A-Center, the Company will sell some of its company-owned stores to existing franchisees, purchase some of the former ColorTyme stores and either operate them under the Rent-A-Center brand or merge them with existing stores, and some franchise stores will continue to operate under the ColorTyme brand. The Company will also bear certain re-imaging costs incurred by franchisees who elect to re-brand. The Company anticipates recording a pre-tax restructuring charge in the fourth quarter of 2013 in connection with this re-branding initiative in the range of $1 million to $3 million. No restructuring charges were incurred in the third quarter of 2013.

2013 Guidance

•	Approximately 1.0% total revenue growth.

◦	Approximately $515 million contribution from RAC Acceptance.

•	Approximate decline of 1.5% in same store sales.

•	Approximately 10 basis points gross profit margin decrease.

◦	Due to the growth of RAC Acceptance.

•	Approximately 100 basis points operating profit margin decrease.

•	EBITDA of approximately $370 million.

•	Annual effective tax rate of approximately 37.3%

•	Diluted earnings per share in the range of $2.80 to $2.85.

◦	Includes approximately $0.30 per share dilution related to our international growth initiatives after giving effect to lower share count due to the accelerated stock buyback ("ASB") program.

•	Capital expenditures of approximately $110 million.

•	The Company expects to open approximately 365 domestic RAC Acceptance kiosks and net approximately 325.

•	The Company expects to open approximately 60 rent-to-own store locations in Mexico.

•
The 2013 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after October 21, 2013.

Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 22, 2013, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,140 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,255 RAC Acceptance kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 215 rent-to-own stores. For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; changes in the unemployment rate; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; the general strength of the economy and other economic conditions affecting consumer preferences and spending; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; information technology and data security costs; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; uncertainties regarding the number of franchisees who accept the offer to convert; uncertainties regarding the number and location of stores that the Company may buy in connection with the conversion offer; uncertainties regarding the number and location of Company owned stores that may be sold to one or more franchisees to facilitate conversion; ability to market franchises under the “Rent-A-Center” brand; the Company’s ability to support both “ColorTyme” and “Rent-A-Center” franchise brands, to the extent necessary; the Company's ability to retain the revenue associated with customer accounts acquired from any franchisees; the Company's compliance with applicable statutes or regulations governing the conversion offer; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30,
	2013	2012
Total Revenues	$754,780	$739,314
Operating Profit	56,532	68,113
Net Earnings	27,622	39,910
Diluted Earnings per Common Share	$0.51	$0.67
Adjusted EBITDA	$76,592	$88,972

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$45,799	$60,184
Add back:
Interest Expense, net	10,733	7,929
Depreciation of Property Assets	19,421	18,412
Amortization and Write-down of Intangibles	639	2,447

Adjusted EBITDA	$76,592	$88,972

(In thousands of dollars, except per share data)	Nine Months Ended September 30,
	2013	2012
Total Revenues	$2,334,572	$2,324,266
Operating Profit	213,252	239,174
Net Earnings	116,083	136,033
Diluted Earnings per Common Share	$2.08	$2.28
Adjusted EBITDA	$272,600	$299,181

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$185,138	$214,228
Add back:
Interest Expense, net	28,114	24,946
Depreciation of Property Assets	56,654	54,744
Amortization and Write-down of Intangibles	2,694	5,263

Adjusted EBITDA	$272,600	$299,181

SELECTED BALANCE SHEET HIGHLIGHTS
(Unaudited)

(In thousands of dollars)	September 30,
	2013	2012
Cash and Cash Equivalents	$52,857	$81,800
Receivables, net	48,527	44,284
Prepaid Expenses and Other Assets	73,910	71,914
Rental Merchandise, net
On Rent	854,580	733,724
Held for Rent	217,388	214,158
Total Assets	$2,937,310	$2,799,915

Senior Debt	$284,575	$293,300
Senior Notes	550,000	300,000
Total Liabilities	1,589,592	1,339,117
Stockholders' Equity	$1,347,718	$1,460,798

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Store
Rentals and fees	$671,334	$652,059	$2,013,885	$1,989,027
Merchandise sales	53,808	58,854	227,171	242,335
Installment sales	17,474	15,560	52,138	49,225
Other	4,483	2,811	14,244	12,280
Franchise
Merchandise sales	6,396	8,697	23,072	27,332
Royalty income and fees	1,285	1,333	4,062	4,067
	754,780	739,314	2,334,572	2,324,266
Cost of revenues
Store
Cost of rentals and fees	170,979	158,805	507,826	481,954
Cost of merchandise sold	42,344	47,497	175,903	192,038
Cost of installment sales	5,983	5,376	18,141	17,402
Franchise cost of merchandise sold	6,142	8,295	22,072	26,141
	225,448	219,973	723,942	717,535
Gross profit	529,332	519,341	1,610,630	1,606,731
Operating expenses
Salaries and other expenses	435,107	410,693	1,280,457	1,248,732
General and administrative expenses	37,054	38,088	114,227	113,562
Amortization and write-down of intangibles	639	2,447	2,694	5,263
	472,800	451,228	1,397,378	1,367,557

Operating profit	56,532	68,113	213,252	239,174
Interest expense	10,916	8,096	28,773	25,416
Interest income	(183)	(167)	(659)	(470)
Earnings before income taxes	45,799	60,184	185,138	214,228
Income tax expense	18,177	20,274	69,055	78,195
NET EARNINGS	$27,622	$39,910	$116,083	$136,033

Basic weighted average shares	53,438	58,882	55,423	59,098

Basic earnings per common share	$0.52	$0.68	$2.09	$2.30

Diluted weighted average shares	53,812	59,312	55,800	59,609

Diluted earnings per common share	$0.51	$0.67	$2.08	$2.28

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS
(Unaudited)

(In thousands of dollars)	Three Months Ended September 30, 2013
	Core U.S.	RAC Acceptance	International	Franchising	Total
Revenue	$608,333	$123,798	$14,968	$7,681	$754,780
Gross profit	442,971	74,083	10,739	1,539	529,332
Operating profit (loss)	44,943	18,855	(7,665)	399	56,532
Depreciation of property assets	16,401	1,323	1,677	20	19,421
Amortization and write-down of intangibles	497	142	—	—	639
Capital expenditures	22,340	2,819	3,781	—	28,940

(In thousands of dollars)	Three Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	Franchising	Total
Revenue	$634,575	$83,838	$10,871	$10,030	$739,314
Gross profit	460,353	49,737	7,516	1,735	519,341
Operating profit (loss)	69,544	7,259	(9,046)	356	68,113
Depreciation of property assets	15,981	936	1,475	20	18,412
Amortization and write-down of intangibles	583	897	967	—	2,447
Capital expenditures	22,056	1,191	1,536	—	24,783

(In thousands of dollars)	Nine Months Ended September 30, 2013
	Core U.S.	RAC Acceptance	International	Franchising	Total
Revenue	$1,897,586	$368,454	$41,398	$27,134	$2,334,572
Gross profit	1,365,980	209,960	29,628	5,062	1,610,630
Operating profit	179,608	52,384	(20,384)	1,644	213,252
Depreciation of property assets	48,319	3,574	4,701	60	56,654
Amortization and write-down of intangibles	2,267	427	—	—	2,694
Capital expenditures	57,537	7,021	9,203	—	73,761
Rental merchandise, net
On rent	574,871	261,967	17,742	—	854,580
Held for rent	205,674	3,579	8,135	—	217,388
Total assets	2,513,251	351,407	71,443	1,209	2,937,310

(In thousands of dollars)	Nine Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	Franchising	Total
Revenue	$2,016,761	$248,626	$27,480	$31,399	$2,324,266
Gross profit	1,444,824	137,524	19,125	5,258	1,606,731
Operating profit	244,215	17,024	(23,617)	1,552	239,174
Depreciation of property assets	47,689	2,620	4,366	69	54,744
Amortization and write-down of intangibles	1,606	2,690	967	—	5,263
Capital expenditures	59,089	3,582	10,432	—	73,103
Rental merchandise, net
On rent	534,812	184,372	14,540	—	733,724
Held for rent	204,235	3,099	6,824	—	214,158
Total assets	2,464,875	265,496	67,907	1,637	2,799,915

	Location Activity - Three Months Ended September 30, 2013
	Core U.S.	RAC Acceptance	International	Franchising	Total
Locations at beginning of period	2,972	1,153	148	221	4,494
New location openings	6	112	22	4	144
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	10	10	2	—	22
Sold or closed with no surviving location	—	1	—	12	13
Locations at end of period	2,974	1,254	168	213	4,609
Acquired locations closed and accounts merged with existing locations	5	—	—	—	5

	Location Activity - Three Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	Franchising	Total
Locations at beginning of period	2,973	811	99	219	4,102
New location openings	11	100	16	5	132
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	2	29	1	—	32
Sold or closed with no surviving location	1	—	—	4	5
Locations at end of period	2,983	882	114	220	4,199
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9

	Location Activity - Nine Months Ended September 30, 2013
	Core U.S.	RAC Acceptance	International	Franchising	Total
Locations at beginning of period	2,990	966	108	224	4,288
New location openings	15	320	62	9	406
Acquired locations remaining open	12	—	—	—	12
Closed locations
Merged with existing locations	40	31	2	—	73
Sold or closed with no surviving location	3	1	—	20	24
Locations at end of period	2,974	1,254	168	213	4,609
Acquired locations closed and accounts merged with existing locations	18	—	—	—	18

	Location Activity - Nine Months Ended September 30, 2012
	Core U.S.	RAC Acceptance	International	Franchising	Total
Locations at beginning of period	2,994	750	80	216	4,040
New location openings	23	222	36	11	292
Acquired locations remaining open	2	—	—	—	2
Closed locations
Merged with existing locations	31	76	1	—	108
Sold or closed with no surviving location	5	14	1	7	27
Locations at end of period	2,983	882	114	220	4,199
Acquired locations closed and accounts merged with existing locations	15	—	—	—	15